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                                                                   Exhibit 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in this registration statement on Form S-3 of our report, which includes an explanatory paragraph concerning the Company's ability to continue as a going concern, dated March 31, 1998, on our audits of the consolidated financial statements of American BioMed, Inc. as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 and for the period from inception, September 4, 1984, through December 31, 1997 appearing in the annual report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


                                      /s/ Coopers & Lybrand, L.L.P.
                                      COOPERS & LYBRAND L.L.P.

Houston, Texas
May 11, 1998